EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made as of January 7, 2005, between TERRA INSIGHT CORPORATION, a Delaware corporation ("Employer"), and Roman Rozenberg, an individual ("Employee").

                                   WITNESSETH:

         WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

         WHEREAS, Employer contemplates an initial round of funding through private investors and an acquisition by, or other transaction with, a publicly-held entity, and the parties understand and agree that all references herein below to "Employee" include and are intended to bind and benefit such publicly-held entity;

         NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as Chief Executive Officer of Employer, for the Term of Employment (as defined in Section 2). Employee agrees to perform such services as are customary for such office, or in such other managerial title and such other office as shall from time to time be assigned to Employee by Employer's Board of Directors or its designee, and, in the absence of such assignment, such services customary to such offices as are necessary to the operations of Employer. Employee further agrees to use Employee's best efforts to promote the interest of Employer and to devote Employee's full business time and energies during normal business hours to the business and affairs of Employer during the Term of Employment.

         2. TERM OF EMPLOYMENT. The employment hereunder shall commence as of the date of this Agreement and shall continue for a term of three (3) years (the "Term of Employment"), unless earlier terminated: (a) upon death of Employee;
(b) at the option of Employer upon 30 days' prior written notice to Employee, in the event Employee, by reason of physical injury or illness, is unable to materially perform his duties hereunder for a continuous period of 120 days and has no expectation of returning to work within a reasonable time thereafter; or
(c) upon the discharge of Employee by the Board of Directors of Employer for "cause" (as defined in Section 10 hereof).


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         3.       COMPENSATION.

                  A. Base Salary. As compensation for the services to be provided hereunder and in consideration of Employee's agreement not to compete as set forth in Section 4, during the Term of Employment, Employer shall pay Employee an annual salary of one hundred eighty thousand dollars ($180,000) with adjustments of not less than the change in the Consumer Price Index, or such greater annual salary as may be established by Employer's Board of Directors, which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer.

                           Employee's Base Salary shall be increased to two
hundred sixty five thousand dollars ($265,000) when Employer (i) achieves revenue totalling at least $5,000,000 or (ii) obtains financing of at least $5,000,000, based upon financing completed after May 1, 2005. Such increased Base Salary shall be deemed effective as of the first day of the subsequent month after the event triggering the effectiveness of the increases in Base Salary.

                           Employee's Base Salary shall be increased to three
hundred fifty thousand dollars ($350,000) following the first month in which (i) Employer achieves market capitalization of $100 million or more for at least four consecutive trading days, or for at least ten of the last thirty trading days; or (ii) subsidiaries of Employer, in total, achieve revenues totalling at least $6 million or valuation of $25 million or more, based on private or public financing, sale, merger or similar transaction; (iii) Employer achieves revenues of $10 million or more; or (iv) Employer, including any subsidiary, obtains financing of at least $8 million, based upon financing completed after May 1, 2005. Such increased Base Salary shall be deemed effective as of the first day of the subsequent month.

                  B. Incentive Earnings Bonus. In addition to any bonus to be determined by the Board of Directors, Employee is eligible for certain incentive bonuses contingent upon certain corporate milestones. Employee is hereby granted five year options to purchase a total of two and one-half percent (2.5%) of the shares of Employer's common stock that are outstanding as of completion of Employer's initial raise of a minimum of $2.5 million and a maximum of $5 million of capital on a fully-diluted basis (the "Options"). These Options will vest upon the achievement of certain corporate milestones as set forth herein. One-half of the Options shall vest following the first fiscal year end in which Employer's EBITDA exceeds $2,000,000 or its gross revenues exceed $6,000,000; the remaining Options shall vest following the first fiscal year end in which Employer's EBITDA exceeds $4,000,000 or its gross revenues exceed $10,000,000. These Options are exercisable at a $33 million market capitalization value of the Employer's common stock. These Options are cumulative and are subject to anti-dilution rights.

                  C. Other Benefits. Employee shall be entitled to the following fringe benefits, perquisites, and other benefits of employment during the Term of Employment at the maximum levels made available to executive employees of Employer, and, to the extent that the Board of Directors determines such benefits are to be made available to the Company's employees in general: (i) medical and dental insurance under such group medical and dental insurance policies as Employer may provide to its employees; (ii) sick days in accordance with Employer's policy regarding officers; (iii) up to four (4) weeks vacation in each year fully worked, (iv) participation


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in Employer's 401(k) plan or such other plan as Employer may adopt; (v)
participation in Employer's employee stock option plan when and if established;
(vi) any other benefits that Employer may make available from time to time to other employees of substantially the same level in Employer's organization, including subsidiaries.

                  D. Payment Upon Early Termination.

                           (1) In the event of early termination of employment
for any reason specified in Section 2 or Section 10 hereof, Employer shall no longer be obligated to make any payments of compensation to Employee or Employee's estate under this Agreement. However, any salary or bonus earned and/or vested for prior periods, but not yet paid, shall be paid by Employer to Employee or Employee's estate.

                           (2) If Employer terminates Employee's employment
during the Term of Employment for any reason other than those specified in
Section 2 or Section 10, Employer shall pay Employee, by lump sum payment, twelve months of Employee's Base Salary in effect at the time of termination and the vesting schedule of all of the Options described in Section 3.B shall accelerate and be deemed immediately vested as of the termination date. In addition, all fringe benefits provided for herein, shall continue for twelve months after any termination of the employment of Employee.

         4. COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY.

                  A. Covenant Not to Compete and Solicit. During the Term of Employment, Employee will not, within any jurisdiction in which Employer or any affiliate conducts its business operations, or in any way materially competing with Employer, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by Employer. The decision of Employer's Board of Directors as to what constitutes a competing business shall be final and binding upon Employee, and such decision shall be made in good faith, or as adjudicated in a court of law. Employee confirms that the Employer presently conducts business operations based on interpreting of various modalities used in analyzing, reporting on and recommending sties for exploration and recovery of natural resources. For these purposes, ownership by Employee or any affiliate of Employee of securities of a public company not in excess of one percent (1%) of any class of such securities shall not be considered to be competition with Employer.

                           For a period of three (3) years after termination of
Employee's employment with Employer, except with Employer's specific written permission, which shall not be unreasonably withheld, Employee further agrees to refrain from interfering with the employment relationship between Employer and its other employees by soliciting any of such individuals to participate in independent business ventures and agrees to refrain from soliciting business from any client or prospective client (as disclosed in a list to be provided to Employee by Employer at the time he ceases to be employed, which list shall be binding upon Employee)


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of Employer's for Employee's benefit or for any other entity, if such solicitation shall be in direct competition with the Employer or materially harmful to the business of Employer.

                           It is the desire and intent of the parties that if
any provisions of this Section 4(A) shall be adjudicated to be invalid or unenforceable, this Section 4(A) shall be deemed amended to delete therefrom such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

                  B. Intellectual Property. During the Term of Employment, Employee will disclose to Employer, all ideas, inventions and business plans developed by Employee during such period which directly relate to the business of Employer, including without limitation any such process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that such will be the property of Employer, and that Employee will, at Employer's request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to Employer.

                  C. Confidentiality. Employee agrees to not divulge to anyone (other than Employer or any other persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including without limitation all types of trade secrets (unless readily ascertainable from public or published information or trade sources). Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without prior written consent of Employer.

         5. CHANGE OF CONTROL. Employee shall have the right to terminate the employment agreement in the event of a "change in control" of Employer. "Change of control" is defined to be any of the following: (i) a change in the ownership or management of Employer that would be required to be reported in response to certain provisions of the Securities Exchange Act of 1934; (ii) an acquisition (other than directly from Employer) by a person or entity (excluding Employer) of thirty five percent (35%) or more of the Employer's common stock or the Employer's then outstanding voting securities; (iii) a change in a majority of the current Board of Directors (the "Incumbent Board") (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or threatened proxy contest); (iv) consummation of a reorganization, merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Transaction") other than a Transaction in which all or substantially all of the shareholders of Employer prior to such transaction own, in the same proportion, more than fifty percent (50%) of the voting power of the entity resulting from the Transaction, at least a majority of the board of directors of the resulting entity were members of the Incumbent Board, and after which no person (other than the resulting entity and certain affiliates) beneficially owns twenty five percent (25%) or more of the voting power of the resulting entity, except to the extent such ownership existed prior to the Transaction; or (v) the approval by the Employer's stockholders of a complete liquidation or dissolution of Employer.

                  Upon a change in control, Employee shall be entitled to: (i) a lump sum payment, payable within one month of termination, equal to two hundred and ninety percent (290%) of


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Employee's "base amount", as defined in ss. 28OG(3) of the Code. In addition, upon a change in control, the vesting schedule of all of the Options set forth in Section 3.B shall be accelerated and all of the Options set forth in Section 3.B become immediately exercisable as of the date establishing the change in control event.

         6. REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed for reasonable travel and other business related expenses incurred in connection with Employee's services to Employer pursuant to and during the Term of Employment upon a basis consistent with the policies established or announced by Employer.

         7. OTHER PRIVILEGES.

                  A. Automobile. During the term hereof, Employer agrees to provide Employee with an automobile, equal or equivalent to a Chrysler 300 or comparable full size, fully equipped model, including related maintenance, repairs, parking, insurance, and other costs, for the exclusive use of Employee. Employer agrees to lease, make all necessary payments and related expenses to said automobile, and prior to the expiration of the lease, if such lease has an option, Employer shall exercise the option to purchase said automobile and sell such automobile to Employee for the sum of $5,000. In the event that Employee's employment with Employer shall be terminated by Employer other than for cause, Employer shall immediately exercise the option to purchase such automobile and shall sell the automobile to Employee for the sum of $5,000.

                  B. Communication Devices. During the term hereof, Employer agrees to provide Employee with a cellular phone, Palm Pilot, Blackberry, and/or such other portable communication device(s) and/or service(s) as Employee shall reasonably request, for the exclusive use of Employee. Employer agrees to bear all costs, expenses and payments in connection with the purchase or lease, and the business use of the phone and such other communication equipment as is supplied to Employee hereunder.

                  C. Credit Card. During the term hereof, Employer agrees to provide Employee with an Employer credit card for business use with a credit line no less than $25,000. Employer shall be responsible for all charges to such account and shall make all annual payments for the use of such credit card. Employee shall reimburse Employer for any non-business use of the credit card. Employee will also be reimbursed for reasonable business expenses incurred by him during the term of his employment in connection with the performance of his duties hereunder that are not charged to Employee's corporate credit card, provided Employee properly accounts therefore and provided that such expenses are incurred in accordance with Employer's policies and procedures.

         8. DEATH BENEFITS. If Employee dies during the Term of Employment, Employer shall pay to Employee's estate the compensation that would otherwise be payable to Employee for six months following the month in which his death occurs. In addition, Employer shall pay $70,000, in a lump sum, to the Employee's widow, or, if he is not then survived by his widow, to the Employee's surviving children in equal shares, or, if there are no surviving


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children, to the Employee's estate. These benefits are in addition to any insurance, or other benefits, Employee or his Estate has or may have.

         9. BREACH BY EMPLOYEE. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event Employee performs services during the Term of Employment for any person, firm, corporation or other entity engaged in a competing line of business with Employer, or otherwise breaches this Agreement, Employer shall be entitled, if it so elects, to institute proceedings and to prosecute them in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Employee, or to enjoin Employee from performing services for any such other person, firm, corporation or other entity. This provision is specifically subject to the provisions of Section 4 above.

         10. TERMINATION FOR CAUSE. Employer may terminate Employee for cause upon thirty days' prior written notice to Employee. For purposes of this Agreement, an event or occurrence constituting "cause" shall mean:

                  A. Employee's continued willful failure or refusal after notice thereof, to perform specific directives of Employer's Board of Directors, when such directives are consistent with the scope and nature of Employee's duties and responsibilities as set forth in Section 1 and elsewhere herein and such failure or refusal is: (i) not corrected within a reasonable time after receipt of written notice is sent by Employer's Board of Directors after resolution authorizing such notice; (ii) the direct material cause of material damages to the Employer; and (iii) within the ability and power of Employee to materially perform such directive as to render such failure or refusal willful;

                  B. Employee's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation and final resolution of all appeals therefrom;

                  C. Any final court determination of gross or wilful conduct of Employee resulting in substantial loss to Employer, substantial damage to Employer's reputation or any material theft from Employer;

                  D. Other than by reason of physical injury or illness, a final court determination of Employee's material failure to perform the duties and responsibilities under this Agreement causing material damage to Employer; or

                  E. Any final court determination of any material breach (not covered by any of the clauses (A) through (D)) of any of the provisions of this Agreement, causing material damage to Employer, and such breach was not cured within ten days, or such other greater amount of time as is reasonable under the circumstances, after written notice thereof is delivered to Employee by Employer.


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         11. ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated by Employee. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer. Employee specifically consents to assignment of this Agreement by Employer pursuant to any reorganization or business combination that Employer may effect hereafter, except as limited or otherwise provided elsewhere in this Agreement, and subject to such other provisions.

         12. GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of New York. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the Board of Directors of Employer. Any dispute shall be resolved in the courts of the County, City and State of New York. Section headings are for convenience or reference only and shall not be considered a part of this Agreement.

         13. NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person to Employer by delivery to its Chairman of the Board of Directors or sent by telex, telecopy or by registered or certified mail, postage prepaid, addressed as follows:

                  if to Employee, to:
                  Roman Rozenberg
                  49 Croton Street
                  Forest Hills, New York 11375
                  With a copy by email to:  rrozenberg@aol.com

                  if to Employer, to:
                  Attn.:  Roman Rozenberg
                  Terra Insight Corporation.
                  c/o Law Offices of Dan Brecher
                  99 Park Avenue, 16th Floor
                  New York, New York 10016
                  Fax: 212-808-4155

                  With a copy (which shall not constitute notice) to:
                  Dan Brecher, Esq.
                  Law Offices of Dan Brecher
                  99 Park Avenue, 16th Floor
                  New York, New York 10016
                  Fax: 212-808-4155


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         14. PRIOR AGREEMENTS. This Agreement supersedes and terminates all prior agreements between Employer and Employee relating to the subject matter herein addressed.

                            [signature page follows]


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         IN WITNESS WHEREOF, Employer has by its appropriate officer signed this
Agreement and Employee has signed this Agreement, on and as of the date and year first above written.

                                    TERRA INSIGHT CORPORATION

                                    By the Board of Directors

                                    By:      /s/ Ivan Railyan
                                       -----------------------------------------
                                             Name:  Ivan Railyan
                                             Title:  President and Chairman

                                    EMPLOYEE

                                    /s/ Roman Rozenberg
                                    --------------------------------------------
                                    Roman Rozenberg


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